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                                                                    EXHIBIT 99.2



   NASHVILLE, Tenn.--(BW HealthWire)--May 31, 2000--America Service Group Inc. (NASDAQ: ASGR) today announced that it has completed the acquisition of Correctional Health Services, Inc. (CHS), effective as of June 1, 2000. Execution of the acquisition agreement was previously announced on April 24, 2000. The purchase price of $17 million cash was financed with an extension of the Company's current Senior Credit Facility. The transaction is expected to be accretive to earnings within the current year.

   "We are very pleased to welcome the clients and employees of Correctional Health Services to our company," stated Michael Catalano, America Service Group's president and chief executive officer. "Building on the strength of the CHS management team, our efforts will focus on continuity of client service, operating performance and marketing momentum in the northeast region."

   America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, contracts with 123 government agencies to provide a wide range of managed healthcare programs for approximately 165,000 patients. The Company employs over 4,600 medical, professional and administrative staff nationwide.

   This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.

   CONTACT: America Service Group, Nashville
             Michael Catalano, 615/376-1319
             Bruce A. Teal, 615/376-1361
             www.asgr.com